Exhibit 10.6

September 28, 2021

Mr. Mike Walther
Prometheus Laboratories Inc.
9410 Carroll Park Dr., Suite A
San Diego, CA 92121

Dear Mr. Walther,

This Letter Agreement represents the agreement between Prometheus Laboratories Inc. (“Prometheus”) and Exagen Inc. (“Exagen”) regarding the sale of certain intellectual property of Prometheus relating to methotrexate metabolites and pharmacogenetics as further described in Exhibit A (the “MTX Portfolio”) and to terminate the license agreement entered into by the parties on September 13, 2007, as amended (the “Methotrexate License Agreement”) and is effective as of the date of last signature below (the “Effective Date”).

Prometheus represents and warrants that they are the owner of all right, title, and interest, free and clear of all claims thereto, to sell, market, use, license, sublicense or further develop, the source materials, including texts, notes, diagrams, lists, charts, text files, together with preexisting works solely relating to these materials (collectively the “Licensed Assets”), that are listed as MTX Patents in Exhibit A licensed to Exagen under the Methotrexate License Agreement and the patents issues based on those Licensed Assets (collectively the “MTX Patents”). Prometheus further represents and warrants that, except for the license granted to Exagen under the Methotrexate License Agreement between Prometheus and Exagen, Prometheus has not previously granted and will not grant any rights in the MTX Patents to any third party.

Exagen has the right to rely on such representations and warranties in entering into this Letter Agreement. Prometheus agrees to indemnify Exagen against any losses, damages or claims arising out of a breach of any of Prometheus’ representations and warranties in this Letter Agreement.

Prometheus agrees to sell, transfer, assign, convey and set over to Exagen, and Exagen agrees to purchase from Prometheus, Prometheus’ rights in and to the MTX Portfolio free and clear of all liens, claims and encumbrances in consideration of Fifty Thousand U.S. Dollars ($50,000) and subject to the terms and conditions of this Letter Agreement. In addition, Exagen will pay to Prometheus Thirty-Five Thousand, Three Hundred and Seven U.S. Dollars ($35,307) in disputed royalty payments attributable to freight reductions. Prometheus acknowledges that in offering this additional payment, Exagen in no way admits that any such royalty payments are owed to Prometheus and that in any event, the right to such payments is unsettled. Exagen will remit payment to Prometheus within five (5) business days of the Effective Date of this Agreement.

In connection with the sale and purchase of the MTX Portfolio, Prometheus shall execute and deliver an Assignment, in the form that is attached as Exhibit B, in favor of Exagen.

Prometheus shall be solely responsible for the payment of, and shall pay when due, any federal, state, local, foreign or other tax, duty, levy, impost, fee, assessment or other governmental charge, including without limitation income, gross receipts, business, occupation, sales, stamp, value-added, excise (or similar transfer taxes), use, or other tax of any kind whatsoever and any premium, together with any interest, penalties, surcharges, fines and additional attributable to or imposed with respect to the foregoing (collectively “Taxes”) that may be payable in connection with the sale or purchase of the MTX Portfolio as contemplated in this Letter Agreement and Prometheus shall indemnify Exagen against any such Taxes.

This Letter Agreement supersedes and immediately terminates the Methotrexate License Agreement in its entirety by mutual consent and replaces any and all other agreements that may exist, whether written or verbal, between Prometheus and Exagen relating to the MTX Portfolio. This Letter Agreement, including the attached exhibits, constitutes the entire agreement of the parties with respect to this subject matter. This Letter Agreement shall be governed in accordance with the laws of the State of California.

We have carefully reviewed this Letter Agreement and agree to and accept all of its terms and conditions. We are executing this Letter Agreement as of the Effective Date. Please sign below to indicate your agreement with the foregoing and return the partially executed Letter Agreement together with the executed Assignment to Exagen at your earliest convenience. We look forward to your response.

Prometheus Laboratories Inc.	Exagen Inc.

By: /s/ Mike Walther	By: /s/ Kamal Adawi
Name: Mike Walther	Name: Kamal Adawi
Title: President	Title: CFO
Date: 9/29/2021	Date: 9/28/2021

Exhibit A

MTX Portfolio

Licensed Assets

•Please see Exhibit 1.9 of the Methotrexate License Agreement

MTX Patents

•US Patent No. 6,921,667 - expiration: May 22, 2023
•US Patent No. 7,563,590 - expiration: August 28, 2023
•US Patent No. 7,582,282 - expiration: March 24, 2026
•US Patent No. 7,695,908 - expiration: October 15, 2027

Exhibit B

PATENT ASSIGNMENT

This PATENT ASSIGNMENT (“Assignment”), effective as of September 28, 2021, is made by and between Prometheus Laboratories Inc., a California corporation with its principal place of business located at 9410 Carroll Park Drive, Suite A, San Diego, California 92121 (hereinafter “Assignor”), and Exagen Inc., a Delaware corporation having its principal place of business at 1261 Liberty Way, Vista, California 92081 (hereinafter “Exagen”).

WHEREAS:

A.    Assignor is the sole owner of the intellectual property listed in the attached Exhibit A (hereinafter “Methotrexate Portfolio”); and

B.    Exagen is desirous of acquiring all of Assignor’s right, title and interest in and to the Methotrexate Portfolio.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Assignor has sold, assigned and transferred, and does hereby sell, assign and transfer to Exagen all right, title and interest in and to:

i.    the Methotrexate Portfolio, including any and all inventions, invention disclosures and discoveries disclosed or claimed therein; and

ii.    all United States, foreign and international patents and patent applications, certificates of invention, utility models and any other grants by any governmental entity for the protection of inventions resulting from the Patents, including any and all patents and patent applications disclosing said invention(s) and any patents issuing from such applications, including provisionals, non-provisionals, divisionals, continuations, continuations-in-part, reissues, extensions, and reexaminations of the Patents, along with the rights of priority created by such patents and patent applications under any treaty relating thereto; and

iii.    all past, present and future causes of action and enforcement rights, whether currently pending, filed or otherwise, in connection with the Patents, the patents and patent applications resulting from the Patents and any of the inventions or discoveries described or claimed therein, including without limitation, all rights to sue for any past, present or future infringement of the Patents, including the rights to license and to collect and receive any damages, royalties, injunctive relief, and/or any other settlements or remedies for such infringements, the same to be held and enjoyed by Exagen for its own use and enjoyment, and for the use and enjoyment of its successors, assigns and other legal representatives, to the end of the term or terms thereof as fully and entirely as the same would have been held and enjoyed by Assignor, if this assignment and sale had not been made.

[Signature page to follow]

IN WITNESS WHEREOF, Assignor has caused these presents to be signed by its duly appointed officer having full authority in the circumstances.

Prometheus Laboratories Inc.

By: /s/ Mike Walther
Name: Mike Walther
Title: President
Date: 9/29/2021